Exhibit 10.4

Notice of Grant of Stock Option	Eclipsys Corporation
Employee	ID: 65-0632092

«Name»	Option Number:	«OptionNumber»
«StreetAddress»	Plan:	2005 Stock Incentive Plan
«CityStateZip»	Employee ID:	«IDNumber»

Effective                      (the “Grant Date”), you have been granted a non-statutory option to buy «TotalShares» shares of common stock of Eclipsys Corporation (the “Company”) at an exercise price of $                     per share. This option vests as described below under Vesting Type                     .
The option is granted under and governed by the terms and conditions of this notice, the Company’s 2005 Stock Incentive Plan (the “Plan”), and any other applicable written agreement between you and the Company. By your acceptance of this option, and also by its exercise, you agree to such terms and conditions and confirm that your receipt and exercise of this option is voluntary.
Except as otherwise provided in the Plan or a separate written agreement between you and the Company signed by an executive officer of the Company, (i) termination of your employment for any reason (unless you are then or are becoming a member of the Board of Directors of the Company) will result in cessation of vesting and lapse of the option to the extent not yet vested at the time of termination; and (ii) vested options may be exercised only for a period of 90 days following termination of your employment (or Board service if you are a member of the Company’s Board of Directors at the time of termination of your employment) (or, if your employment ends as a result of death, the first anniversary of death). The option expires on the tenth anniversary of the Grant Date or such earlier date as the Plan provides.
Unless otherwise permitted by the Company’s Board of Directors, you must pay the exercise price and meet any tax obligations in cash.
For purposes of this option, the definition of “Good Reason” under the Plan shall be as follows, notwithstanding any Plan provision to the contrary: “Good Reason” shall mean any significant diminution in the Participant’s responsibilities from and after such Reorganization Event or Change in Control Event, as the case may be, or any reduction in the annual cash compensation payable to the Participant from and after such Reorganization Event or Change in Control Event, as the case may be.

The Prospectus for the Plan, the Plan document, the Company’s Annual Report on Form 10-K, and other filings made by the Company with the Securities and Exchange Commission are available for your review on the Company’s internal employee web site. You may also obtain paper copies of these documents upon request to the Company’s HR department.
No representations or promises are made regarding the duration of your employment or service, vesting of the option, the value of the Company’s stock or this option, or the Company’s prospects. The Company provides no advice regarding tax consequences or your handling of this option; you agree to rely only upon your own personal advisors.

ECLIPSYS CORPORATION
By:
Name
Title

Vesting Type 1 options vest and become exercisable (i) with respect to 20% of the underlying shares on the first anniversary of the date of commencement of your employment with the Company (as defined in the Plan) if your employment commenced on the first day of a calendar month, and otherwise on the first day of the calendar month immediately following the first anniversary of the date of commencement of your employment with the Company; and (ii) with respect to the remaining 80% of the underlying shares in 48 equal consecutive monthly installments on the first day of each calendar month following the initial vesting date as described in the preceding clause (i), provided that vesting will not occur if you are not employed with the Company (as defined in the Plan) (or serving as a member of the Company’s Board of Directors) on the scheduled vesting date.
Vesting Type 2 options vest and become exercisable (i) with respect to 20% of the underlying shares on the first anniversary of the Grant Date if the Grant Date was on the first day of a calendar month, and otherwise on the first day of the calendar month immediately following the first anniversary of the Grant Date; and (ii) with respect to the remaining 80% of the underlying shares in 48 equal consecutive monthly installments on the first day of each calendar month following the initial vesting date as described in the preceding clause (i), provided that vesting will not occur if you are not employed with the Company (as defined in the Plan) (or serving as a member of the Company’s Board of Directors) on the scheduled vesting date.